Bank of America, N.A.	Exhibit 10.8
One Bryant Park
New York, NY 10036

April 3, 2023

To:	Getty Realty Corp.
Two Jericho Plaza, Suite 110
Jericho, NY 11753-1681

Re: Amendment to Forward Confirmation

This letter agreement amends, supplements and forms part of the Forward Confirmation, dated as of February 28, 2023, confirming the terms and conditions of that certain transaction (the “Transaction”) entered into between Bank of America, N.A. (“Dealer”) and Getty Realty Corp. (“Counterparty”) as of the “Trade Date” specified therein (the “Confirmation”). Any capitalized term used herein and not expressly defined herein has the meaning assigned to it in the Confirmation.

Each of Dealer and Counterparty, intending to be legally bound, hereby acknowledges and agrees that:

1.
Amendment. The language provided under Schedule I of the Confirmation shall be deemed deleted and replaced with the following:

Forward Price Reduction Date	Forward Price Reduction Amount
Trade Date	USD	0.00
March 22, 2023	USD	0.43
June 21, 2023	USD	0.43
September 20, 2023	USD	0.43
December 20, 2023	USD	0.43

2.
Representations. Counterparty’s representations to Dealer under Section 3 of the Confirmation are deemed repeated by Counterparty as of the date hereof.

3.
Entire Agreement; Continuation of Confirmation. This letter agreement constitutes the entire agreement and understanding of the parties with respect to the matters set forth above. All prior discussions and agreements between the parties are merged herein. The Confirmation, as modified herein, shall continue in full force and effect.

4.
Governing Law. This letter agreement and all matters arising in connection with this letter agreement shall be governed by and construed in accordance with the laws of the State of New York (without reference to choice of law doctrine).

5.
Submission to Jurisdiction. With respect to any suit, action or proceedings relating to any dispute arising out of or in connection with the Transaction (“Proceedings”), each party irrevocably (i) submits to the exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City and (ii) waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over such party.

6.
WAIVER of trial by jury. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to the transaction. Each party (i) certifies that no representative, agent or attorney of THE OTHER party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into the transaction by, among other things, the mutual waivers and certifications herein.

7.
Amendments, Modifications and Waivers. This letter agreement (and any amendment, modification and waiver in respect of it) may be executed and delivered in counterparts, each of which will be deemed an original.

[Remainder of page left blank intentionally.]

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing the copy of this Confirmation enclosed for that purpose and returning it to us at your earliest convenience.

Signed,

Bank of America, N.A.

By:	/s/ Rohan Handa

Name: Rohan Handa

Title: Managing Director

Agreed and accepted by:

Getty Realty Corp.

By:	/s/ Brian Dickman

Name: Brian Dickman

Title: CFO

[Signature Page to Forward Confirmation Amendment]